EXHIBIT 11

                          STATEMENT RE COMPUTATION OF
                              PER SHARE EARNINGS

Primary earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable upon exercise of outstanding stock options and warrants. Stock options and warrants were included in earnings per primary common share computations for 1995 and 1994.

Fully diluted earnings per common share are determined on the assumption that the weighted average number of common shares and common equivalent shares outstanding is further increased by the effect of the end of period market price on stock options and stock warrants. Stock options and stock warrants were included in earnings per fully diluted common share computations for 1995 and 1994.

The following table presents information necessary for the computation of earnings per share, on both primary and fully diluted basis, for the three and nine months ended September 30, 1995 and 1994.

                                                Three Months Ended             Nine Months Ended
                                                     Sept. 30,                     Sept. 30,
                                             -------------------------     -------------------------
                                                1995           1994           1995           1994
                                             ----------     ----------     ----------     ----------
Average number of
common shares
outstanding ............................     14,970,569     15,314,569     14,985,870     15,226,965

Common share equivalents
on stock options and stock
warrants based on average
market price ...........................        453,283        487,295        444,951        524,415
                                             ----------     ----------     ----------     ----------
Average number of common
shares outstanding to compute
primary earnings per share .............     15,423,852     15,801,864     15,430,821     15,751,380

Incremental common share
equivalent on stock options
and stock warrants based on
end of period market price .............         31,087             --         14,014          1,538
                                             ----------     ----------     ----------     ----------
Average number of common
shares outstanding to compute
fully diluted earnings per share .......     15,454,939     15,801,864     15,444,835     15,752,918
                                             ==========     ==========     ==========     ==========



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